SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: MAY 9, 2014

KENILWORTH SYSTEMS CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

NEW YORK	0-08962	84-1641415
(STATE OR OTHER	(COMMISSION FILE NO.)	(IRS EMPLOYER
JURISDICTION OF		IDENTIFICATION
INCORPORATION)		NUMBER)

626 RXR PLAZA, UNIONDALE, NY	11556
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)	(ZIP CODE)

(516) 741-1352

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Press Releases and Contract Exhibit

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

We pleased to report that Kenilworth continues to meet our objectives; Accounting and auditing are on track to assure our compliance with SEC and FINRA regulations for public companies. Our gaming technology has anticipated yet another shift in digital communication as the world pivots towards mobile devices.

We successfully took a very large step to monetize the Company’s patents; Kenilworth has licensed WagerPort Limited UK to use the patents in exchange for US$1,000,000 of WagerPort preferred shares and an on-going income stream. This asset substantially increases shareholders’ equity on the Kenilworth balance sheet. Importantly, when the revenue stream begins, Kenilworth will have significant income from operations.

There has been substantial progress in the WagerPort technology project; The system under design is comprised of multiple components of software, firmware, and hardware; designed to integrate into a single system. For the first time, end users will be able to experience real-time interaction with remote events, such as casino gaming, auto and horse racing, property auctions, and any other live bidding or sporting event.

Gaming regulations are geographically specific; Each country, state, county and local government has regulatory jurisdiction and are developing their own individual rules and tariffs, that they will apply to all users within their jurisdictions. Our users, on the other hand, are assured compliance within these jurisdictions no matter where our end user is located. WagerPort is incorporating a system to determine the location of the end user, using new state of the art geo-location methodologies.

Recent developments in Internet technology permit the use of International, cloud-based virtual servers that are peered with local ISP’s to tether end users. Our users will experience, for the first time, the merging of live, real-time, high definition digital video and digital stereo audio streams.

WagerPort anticipates developer agreements with Facebook, allowing our users the use of the Oculus 3D video technology, and with Microsoft, to deploy the Kenilworth/WagerPort technology on big screen gaming systems in homes and elsewhere, where people congregate.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KENILWORTH SYSTEMS CORPORATION

Registrant

/s/ Dan W. Snyder
Dan W. Snyder, Chairman

Dated: May 28, 2014